Exhibit 99.1(a)
Third Quarter 2023 Earnings Prepared Comments
Brandon Ayache, Celanese Corporation, Vice President, Investor Relations
This is the Celanese Corporation third quarter 2023 earnings prepared comments. The Celanese Corporation third quarter 2023 earnings release was distributed via Business Wire this afternoon and posted on our investor relations website, investors.celanese.com. As a reminder, some of the matters discussed below may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained at the end of these comments. Also, some of the matters discussed include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our investor relations website under Financial Information/Non-GAAP Financial Measures. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.

Lori Ryerkerk, Celanese Corporation, Chair of the Board and Chief Executive Officer
Today we reported third quarter 2023 adjusted earnings of $2.50 per share (inclusive of approximately $0.30 per share of Mobility & Materials (M&M) transaction amortization1) and free cash flow of $268 million. I thank our teams for lifting our adjusted earnings per share by 15 percent sequentially, the third consecutive quarter of improvement, despite an extremely challenging 2023 backdrop that has not yet improved.
The poor global demand we observed through the first half of 2023 persists with few indications of near-term recovery. In many of our end-markets, we are seeing improvement in the unprecedented levels of destocking which have amplified weak underlying demand, particularly in Engineered Materials (EM). Challenging competitive pricing dynamics, fueled almost entirely by weak demand, persist to varying degrees across most of our product lines.
1 Calculated as intangible amortization from the M&M transaction divided by diluted weighted average shares outstanding

Demand conditions in the Americas and Asia are stabilizing, though still at low levels. The destocking we have seen across those two regions has calmed and should be complete within the fourth quarter. In Europe, we expect challenging conditions to extend into 2024 as demand remains weak and destocking continues. It remains to be seen how much of the demand challenges across the European manufacturing sector will prove to be structural.
Regardless of external dynamics, the pace of Celanese earnings growth across 2023 has been slower than we anticipated and has not met our expectations. We will not rely on macro improvements as the catalyst for improving our business performance and our focus will remain on what we can control.
Today we issued a press release announcing a series of new leadership appointments across our Executive Leadership Team (ELT) to enhance the alignment of our individual strengths and experience to the most value-enhancing opportunities at Celanese.
•Scott Richardson has been named Executive Vice President and Chief Operating Officer, effective November 8. I have asked Scott to focus on accelerating the earnings growth in our businesses amid a challenging backdrop and, in particular, to partner closely with Tom Kelly and the EM leadership team to support our pace of improvement in EM.
•Chuck Kyrish will join the ELT and has been named Senior Vice President and Chief Financial Officer, effective November 8. Chuck has been an instrumental leader in our finance organization for many years and is fully prepared to lead us in the continued execution of our deleveraging plan.
•Lynne Puckett will step down as Senior Vice President and General Counsel of Celanese after five years in that role. Ashley Duffie has been selected to succeed Lynne as Senior Vice President and General Counsel, effective November 8. Ashley has created significant value leading our procurement organization and brings a rare depth of both business and legal experience to her new role.
In addition to partnering with Scott to enhance the earnings growth of our businesses, I will have direct leadership of our functional organizations including finance, HR, legal, and IT as well as our ongoing strategy and M&A work.
I thank each of our ELT members for their partnership and commitment to Celanese. Each is an exceptionally capable leader and I am confident these changes will immediately enhance the value we will drive as a collective leadership team.

We are also continuing to expedite our M&M synergy realization as an offset to poor demand conditions, particularly in Europe. Our finance, IT, and supply chain teams are rapidly progressing towards a culmination of our M&M IT integration in a cutover of M&M to the upgraded Celanese SAP ERP targeted for the first quarter. This will allow us to exit the IT transition service agreement and begin to drive more meaningful synergies within the associated functions.
We are also accelerating our execution of EM manufacturing footprint actions and looking at additional opportunities to align our global production with demand. Between September and early 2024, we expect to have ceased production at several facilities.
•We ceased production at our elastomer production facility in Campo Bom, Brazil in September.
•We ceased production at our compounding facility in Berazategui, Argentina in October. The Berazategui facility was acquired as part of the M&M transaction.
•We ceased production at our Wehr, Germany compounding facility in October. This was part of creating the European Compounding Center of Excellence in Forli, Italy we announced in 2020.
•We recently announced the planned closure of our nylon 66 (PA66) and high-performance nylon (HPN) polymerization units at Uentrop, Germany by January 1, 2024 and February 1, 2024, respectively. Our Uentrop facility was acquired as part of the M&M acquisition.
In these and future footprint announcements, we will continue to follow the same core principles: (1) eliminating excess capacity starting at our highest cost facilities, (2) maximizing our make-versus-buy flexibility, (3) adding scale at our lowest cost facilities through incremental expansions or debottlenecks, and (4) maintaining a localized manufacturing presence in our downstream products. These principles will support our evaluation of other opportunities as we continue to lift the base earnings level of Celanese.
The significant actions we have taken recently, particularly in our organization and production footprint, are a reflection of our commitment to our earnings growth and deleveraging plan. With this context let me now highlight our third quarter performance in a familiar framework.

The Acetyl Chain (AC) generated third quarter adjusted EBIT of $310 million and operating EBITDA of $365 million at margins of 25 and 30 percent, respectively.
Across each quarter of 2023, the solidity of AC foundational earnings has been tested and proven in a demand environment that remains sub-foundational. The validity of our foundational earnings has also demonstrated the resilience of operating EBITDA margins of approximately 30 percent in AC. The optionality model we exercise allows us to consistently deliver margins in line with a specialty business.
AC has also delivered remarkably stable quarterly earnings across this year (6 percent variability) despite dramatic pricing swings in certain products and regions (e.g. across 2023, AC monthly pricing in China for acetic acid, VAM, and emulsions has varied by 44, 34, and 30 percent, respectively).
I commend our team for delivering third quarter performance within our guidance range despite a number of challenges, both anticipated and unanticipated. Third quarter headwinds included (1) significant sequential margin compression in Europe due to poor demand, (2) a spike in electricity-related costs in the U.S. Gulf Coast, (3) an unfavorable earnings impact associated with inventory reductions, (4) sequentially higher turnaround expenses, and (5) lower sequential margin on certain contract pricing formulas that have a raw material lag. As a result of actions in the quarter, we successfully limited the sequential adjusted EBIT decline to $22 million, offsetting unanticipated sequential headwinds including approximately $15 million of electricity-related costs and the earnings impact of nearly $10 million related to inventory reductions.
The challenging demand dynamics we see are most severe in Europe, where sequential volume and price compression drove a 10 percent sequential decline in AC net sales in the region. With the exception of the fourth quarter of 2022 in which we saw significant destocking, our AC volume sold in Europe in the third quarter was the lowest in many years including during COVID.

We continue to take actions in AC to align our production and cost structure to the demand environment, particularly in Europe. As the highest cost VAM facility in our five-plant VAM network, we will continue to operate Frankfurt as swing capacity. We restarted Frankfurt VAM at the end of September in order to cover for other planned VAM outages in our network and to replenish limited VAM inventories, but do anticipate periodically idling that facility until global VAM demand recovers. With the start-up of our new acetic acid unit at Clear Lake, expected in the first quarter of 2024, we will meet all of our European acetic acid needs from the U.S., which will also allow us to more nimbly and cost-effectively respond to demand cues in the region going forward.
In the U.S. and Asia, we are seeing very early signs of improving demand in certain end-markets, but inadequate to support pricing expansion. Late in the third quarter we saw a sharp increase in China acetic acid pricing which we attributed to regional supply disruptions and lean inventory levels. Our teams rapidly pivoted to capture incremental margin, diverting molecules from certain other regions or downstream products to acetic acid in China. As a result of this pivot in September and the acid share we captured in July during planned industry outages, AC increased acetic acid volumes into China by 48 percent sequentially. This rapid response allowed us to offset acid pricing deterioration in the Western Hemisphere and some of the additional unanticipated headwinds in the quarter. The rise in China acetic acid pricing was very short-lived and the cost curve is again acting as the backstop on pricing in October. I am confident that AC was uniquely positioned to capture a disproportionate share of the margin opportunity in late September.
We continually focus on ways to expand our optionality in AC. We are excited about the incremental flexibility in 2024 with the upcoming completion of our acetic acid expansion at Clear Lake and our Fairway methanol expansion. The methanol expansion is also a carbon capture and utilization (CCU) project that will allow us take an estimated 180,000 metric tons of CO2 that would otherwise be released to the atmosphere and convert it into methanol and downstream value-added products. With a certified mass balance process, we will be positioned to provide customers with a large suite of products (acetic acid, VAM, emulsions, POM for EM, etc.) containing recycled CO2 under the ECO-CC brand. This project will significantly enhance the differentiation of our product portfolio, particularly in AC, and provide another layer of optionality for us to exercise.
Looking forward, we expect AC volumes in the fourth quarter to be roughly flat as contributions from Frankfurt VAM and modest demand leading into Chinese New Year should offset some degree of cold weather seasonality. We do not anticipate any material year-end destocking at our customers. We expect sequentially higher raw material costs and some continued pricing moderation in the West will be offset by a modest lagging benefit from higher China acetic acid pricing we saw at the end of the third quarter. Inclusive of these dynamics we expect fourth quarter AC adjusted EBIT of $310 to $330 million.
Engineered Materials (EM) delivered third quarter adjusted EBIT of $229 million and operating EBITDA of $340 million at margins of 15 and 22 percent, respectively. These results were inclusive of M&M contributions to these earnings metrics of $74 million and $144 million, respectively. EM net sales were $1.5 billion in the quarter, split approximately equally between legacy EM and M&M. I thank our EM team for delivering a 12 percent sequential increase in third quarter adjusted EBIT by executing on our synergy plan, reducing costs, and pivoting to pockets of relative demand strength. They successfully offset competitive dynamics and pricing that further deteriorated in order to deliver sequential earnings growth.
EM pricing in the third quarter decreased by 3 percent sequentially and 12 percent year over year. Our pricing decline over the last year is more than double what can be explained by raw material moderation alone. This dynamic is not unique to EM and, in fact, our mix of specialty applications has helped to insulate us from further pricing deterioration in line with some of our competitors. The reality is that global demand for most durable goods, with the primary exception of autos, has been anemic across 2023. What began as excess Asia supply of POM and nylon making its way into Europe earlier in the year has broadened throughout the year into both local and international competitive pressures in every region that is impacting most polymers to some extent. While nothing indicates these challenges are structural, we also do not expect improvement until demand for durable goods recovers.
Our response to these dynamics has been to align our production and inventory levels to demand and pivot to pockets of strength where we are differentiated from the competition. In the third quarter, we took actions to idle certain production units or lines at more than a half dozen facilities in our EM network and reduced EM’s inventory by approximately $140 million sequentially. Though inventory reductions typically come with an earnings hit, our teams worked hard to successfully minimize those impacts. Our team quickly revised the third quarter inventory reduction plan in light of near-term, favorable pricing dynamics for methanol and natural gas in Europe. As a result, we decided within the quarter to run our POM production unit in Frankfurt at higher rates and focus our inventory actions on other polymers. We still released cash by lowering our inventory balances and positioned ourselves more favorably for European POM heading into the Winter when natural gas prices increase.
In response to competitive challenges, EM leveraged demand resilience and our differentiated positions in medical and auto. In medical, third quarter contributions from our implant business set a quarterly record due to recovery in demand for elective procedures. Additionally, we saw an acceleration in orders at the end of the third quarter into implant applications that is largely a timing dynamic between the third and fourth quarters.
Turning to auto, EM delivered a sequential lift in third quarter auto volume of mid-single digits, outpacing industry auto build rates that were roughly flat from the second quarter. I am also pleased to share that M&M enhanced our overall sequential auto growth in EM as a result of our efforts to regain lost volume and penetrate new applications. We also delivered sequential auto volume growth in legacy EM supported by GUR volumes sold for use in lithium-ion battery separators in electric vehicles. We did not see any material impact to our third quarter auto performance from the U.S. United Auto Worker (UAW) strikes.
Let me put the magnitude of the UAW strikes into perspective against our global auto business. Today, roughly half of our EM volume goes into automotive. Our auto exposure is roughly evenly split between the Americas, Europe, and Asia. Within the Americas, approximately three quarters of our auto volume goes to OEMs connected with the UAW. Of course, not all of their production facilities are represented by UAW, and only a small fraction of those with UAW representation actually went on strike.
The UAW strikes lasted approximately six weeks starting in the third quarter. We anticipate the impact of those strikes on our order book will be fully realized in the fourth quarter. We believe the U.S. OEMs have excess capacity to recover lost production now that the strikes have resolved. And if not, many global auto OEMs (where EM also has a presence) are positioned to capture that demand. Ultimately we do not believe the unfavorable earnings impact from the UAW strike will exceed mid-single digit millions in the fourth quarter and any earnings we lose as a result of the strike will be recovered across the first half of next year, either with the impacted OEMs or other OEMs.
Looking to the fourth quarter, we expect sequential volume headwinds in both medical (due to order timing discussed above) and auto (due to UAW strikes) will have an unfavorable earnings impact of $5 to $10 million each. We anticipate that competitive challenges in each region will continue to pressure pricing in the fourth quarter despite raw material pricing that appears to be stabilizing. Though destocking continues to improve and we do not anticipate full fourth quarter seasonality in EM, those pricing pressures will likely persist until demand for durable goods improves. We expect to further reduce EM inventory balances across the fourth quarter which will result in a sequential earnings headwind in the quarter. We anticipate that continued sequential improvements and synergy capture in M&M as well as sequentially higher EM affiliate earnings will support EM fourth quarter adjusted EBIT of $210 to $230 million. This guidance includes the impact of the Nutrinova JV which will be reflected as approximately $15 million lower sequential wholly-owned earnings and an incremental approximately $5 million contribution from the new JV in affiliate earnings.

The M&M business contributed $125 million to Celanese operating EBITDA in the third quarter, a sequential increase of 15 percent, which was reflected in our reporting segments as a $144 million contribution to EM operating EBITDA and an alignment of $19 million in costs to Other Activities. The M&M business contributed $74 million to EM adjusted EBIT in the third quarter, inclusive of depreciation and approximately $30 million in quarterly transaction amortization.
Our team has lifted the annualized run-rate of quarterly M&M operating EBITDA to $500 million, more than doubling the quarterly run-rate in less than a year of owning the business. Additionally, approximately 40 percent of the M&M-related synergies achieved in 2023 are benefiting legacy EM and Other Activities and hitting legacy Celanese financial systems outside of the reported M&M operating EBITDA. In the third quarter, M&M-related synergies benefiting total Celanese were at the lower-end of our expectations as a result of lower immediate financial contributions from volume-correlated synergies. While the lift in the M&M contribution has been significant, the pace has not met our expectations and lags the underlying improvements we have made in the business.
The $16 million sequential lift in M&M operating EBITDA to Celanese was $9 million below our expectations and unfavorably impacted by (1) deteriorating pricing conditions across multiple products including nylon, PBT, and TPC, (2) a sequential $6 million unfavorable currency headwind, (3) sequentially lower M&M affiliate earnings, and (4) a challenging demand backdrop that diluted the immediate contributions from our commercial and synergy initiatives in the quarter.
While these headwinds are transitory, we are working to expedite our synergy realization wherever possible as an offset. As I said, in a challenging demand environment, we are executing on contemplated manufacturing footprint synergies earlier than planned.
We recently announced the planned closure of our nylon 66 (PA66) and high-performance nylon (HPN) polymerization units at Uentrop, Germany. These units are part of an expansive nylon polymerization and compounding network that we acquired with M&M. The M&M network has had meaningful excess production capacity for many years. The PA66 polymerization at Uentrop is the highest cost among our four nylon polymerization facilities as a result of raw material, energy, and fixed cost dynamics in the region. We will continue to operate compounding at Uentrop in order to maintain a localized production presence which allows short lead times and a high level of customer support in driving solutions. We will maintain flexibility in supplying polymer to Uentrop compounding from other polymerization units in our global network or from external suppliers. As the world and our customers require additional polymerization capacity, you will see us incrementally expand and debottleneck the M&M nylon polymerization network at our lowest cost facilities, much like we have for many years in EM and AC.
Additionally, last week we ceased production at an acquired M&M compounding facility in Argentina. That facility was largely supplying customers in Brazil. Going forward we will more cost effectively meet that demand from our compounding facility in Suzano, Brazil. These manufacturing footprint actions and others to come will contribute meaningfully to the $150 million in M&M-related synergies we expect to deliver in 2024.
We expect a modest lift in the sequential EBITDA contribution from M&M in the fourth quarter inclusive of a slight sequential decrease in year-end volumes (some seasonality and UAW strikes impact), continued competitive pressure on pricing, inventory actions leading to the Uentrop closure, lower raw material costs, and incremental synergies.
To summarize my business commentary, we expect reduced year-end seasonality across our businesses in the fourth quarter and lower pricing due to continued competitive pressure. Incremental synergies and other controllable actions will contribute to anticipated fourth quarter adjusted earnings per share of $2.10 to $2.50. This guidance is inclusive of anticipated fourth quarter Other Activities net expenses that are $5 to $10 million higher sequentially.
Consequently, we anticipate 2023 adjusted earnings per share will be at the lower end of our previous $9.00 to $10.00 per share guidance range (inclusive of approximately $1.20 per share of transaction amortization).
The macro backdrop to finish out 2023 remains exceptionally challenging. We continue to closely monitor early positive dynamics, including energy feedstocks and raw materials that appear to have troughed and the recently announced China stimulus targeting the construction sector. Though supportive, it is too early to conclude whether these changes are sustainable or will materially lift demand.

Simply put, the outlook going into 2024 remains uncertain and we have limited visibility. We are focused on what we can control, and I am confident in our team’s ability to meaningfully lift earnings across 2024. Let me summarize the key drivers:
•Incremental M&M synergies of $150 million or more across next year.
•The Clear Lake acetic acid expansion is expected to deliver close to a $100 million lift in AC foundational earnings, depending on the timing of startup within the first quarter.
•The total annual cost of servicing our debt will decrease by $50 million or more as a result of the cross currency swaps we have already completed, debt paydown, and the effective redomiciling to the U.S. of new debt in China.
•We will have flushed through higher cost inventory to better align our raw materials hitting the income statement with contemporary market dynamics. This has the potential to be the highest year over year earnings contributor depending on the future trajectory of pricing.
•As a small offset, under more normal demand conditions we would not expect to repeat many of the one-time cost actions we have taken in 2023.
We anticipate that our 2024 earnings per share will ramp up across the year as synergies materialize, lower raw materials flow to the income statement, and we pay down debt. We anticipate that improvement in underlying demand will also be supportive of a ramp up across the year, though the magnitude and speed of that improvement is entirely unclear.
We remain committed to taking decisive actions in support of our stated objectives. The work for the remainder of 2023 will continue to be very difficult and I sincerely thank our dedicated team for their ownership of Celanese’s performance and their drive to deliver value to our customers and shareholders.
Scott Richardson, Celanese Corporation, Chief Financial Officer
I thank our teams for delivering $268 million in third quarter free cash flow, a remarkably strong performance in a quarter we paid over $300 million in cash interest (approximately 45 percent of our full year cash interest). They successfully reduced our third quarter inventory balances by $177 million throughout a persistently tough demand environment and, despite the associated earnings headwind, delivered another sequential increase in adjusted earnings per share. Year to date, we have reduced our inventory balances by $471 million and remain convicted that aligning our inventories to the realities of the demand environment is the right strategic move despite the impact to our 2023 earnings. In the fourth quarter we expect our inventory balances to remain approximately flat sequentially as we will rebuild inventory in AC and in certain EM products to prepare for turnarounds and the footprint rationalization actions that Lori discussed.
As we continue to execute on our deleveraging plan, the third quarter was eventful and represented a significant inflection point for us. We have moved past peak leverage in the second quarter and drove our leverage down in the third quarter as a result of both net debt reduction and year over year growth in EBITDA. In the third quarter, we reduced net debt by $758 million, including a sequential decrease in debt of $697 million and a $61 million sequential increase in cash on hand.
I thank our teams for closing the Food Ingredients JV, Nutrinova, at the end of September and rapidly deploying approximately $500 million in proceeds to retire debt. That transaction was an excellent example of the type of value accretive divestitures that we continually assess.
In addition to driving our leverage metrics down in the quarter, we also successfully extended our debt maturity profile. I previously discussed our rationale for building a shorter-term debt maturity profile when we secured financing for the M&M acquisition and how we would be opportunistic in reshaping that debt maturity profile. I congratulate our team for executing a series of transactions in the third quarter to accomplish this objective. As a result, we have effectively eliminated the need to refinance any debt over the next several years and also reduced the borrowing costs across our total debt.
We will continue to assess further opportunities to de-risk our debt and lower our borrowing costs, including our ongoing work to effectively redomicile a portion of our U.S. term loans to lower rate China debt. We expect to complete that work over the next few months which will lower our interest expense in 2024 and also support our efforts to deploy excess cash levels to debt repayment. Our work to reduce our combined cash operating needs and repatriate excess cash will accelerate in 2024 as we complete our systems integration of M&M early next year.
Through the first three quarters of the year, we have achieved a net debt reduction of $829 million and expect to meaningfully exceed the full year objective to reduce net debt by $1 billion in 2023. We are targeting highest-ever quarterly free cash flow in the fourth quarter driven by lower than typical year-end seasonality and a significant sequential step-down in our cash interest (less than 10 percent of our full year cash interest).

We remain committed to aggressively executing against our deleveraging plan. We will continue to be opportunistic and assess the merit of a wide range of options to support this objective.
Finally, you will notice a lower adjusted tax rate in the third quarter as a result of revising our 2023 full year adjusted tax rate from 12 percent to 9 percent. This revision contributed approximately $0.20 of adjusted earnings per share in the third quarter, two-thirds of which also reflected a revision for the first and second quarters. We have a historic policy of maintaining our adjusted tax rate, which is set at the start of the year, unless it differs substantively from how the effective tax rate is tracking across the year based on year to date actual and forecasted results. The last in-year revision to our adjusted tax rate was made in the second quarter of 2021 when we increased the full-year 2021 rate as a result of strong earnings performance and the jurisdictional mix of earnings. Due to underlying demand conditions that have not materially improved across this year and the resulting jurisdictional mix of earnings, a revision to the adjusted tax rate for 2023 was necessary. In formulating our full year earnings per share guidance last quarter, we contemplated that the bottom end of earnings per share guidance range would potentially require a revision in the tax rate if demand conditions did not improve in certain jurisdictions.
We remain committed to executing against our earnings, cash generation, and deleveraging objectives. This concludes our prepared remarks. We look forward to discussing our third quarter results and addressing your questions.

Forward-Looking Statements

These prepared comments may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in these comments. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the length and depth of product and industry business cycles, particularly in the automotive, electrical, mobility, textiles, medical, electronics and construction industries; the ability to pass increases in raw material prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the accuracy or inaccuracy of our beliefs or assumptions regarding anticipated benefits of the acquisition (the "M&M Acquisition") by us of the majority of the Mobility & Materials business (the "M&M Business") of DuPont de Nemours, Inc.; the possibility that we will not be able to realize all of the anticipated improvements in the M&M Business's financial performance — including optimizing pricing, currency mix and inventory — or realize all of the anticipated benefits of the M&M Acquisition, including synergies and growth opportunities, within the anticipated timeframe, or at all, whether as a result of difficulties arising from the operation or integration of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; diversion of management's attention from ongoing business operations and opportunities and other disruption caused by the M&M Acquisition and the integration processes and their impact on our existing business and relationships; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war (such as the Russia-Ukraine conflict) or terrorist incidents or as a result of weather, natural disasters, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; our ability to obtain regulatory approval for, and satisfy closing conditions to, any transactions described herein that have not closed; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Non-GAAP Financial Measures
These prepared comments, and statements made in connection with these prepared comments, refer to non-GAAP financial measures. For more information on the non-GAAP financial measures used by the Company, including the most directly comparable GAAP financial measure for each non-GAAP financial measure used, including definitions and reconciliations of the differences between such non-GAAP financial measures and the comparable GAAP financial measures, please refer to the Non-US GAAP Financial Measures and Supplemental Information document available on our website, investors.celanese.com, under Financial Information/Financial Document Library.

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